Exhibit 10.19

FIRST AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT

        THIS FIRST AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT ("Amendment") by and between AVANT Immunotherapeutics, Inc., a Delaware corporation (f/k/a "T Cell Sciences, Inc.," the "Company") and Una S. Ryan, Ph.D. (the "Executive"), is dated as of December 23, 2002.

        WHEREAS, the Company and the Executive entered into an Employment Agreement as of May 28, 1996 (the "Original Agreement");

        WHEREAS, the Company and the Executive entered into an Amended and Restated Employment Agreement as of August 20, 1998 (the "Employment Agreement"), which Employment Agreement amended, restated and superseded the Original Agreement; and

        WHEREAS, the parties agree to amend certain provisions of the Employment Agreement in accordance with Paragraph 19 thereof.

        NOW, THEREFORE, the Company and the Executive, each intending to be legally bound hereby, do mutually covenant and agree as follows:

        1.    Section 3 of the Employment Agreement is hereby amended by adding the following at the end thereof:

        "If a Change in Control (as defined in Section 6(d) hereof) occurs during the original or extended Term of this Agreement, the Term of this Agreement shall continue in effect for a period of not less than one (1) year beyond the month in which the Change in Control occurs."

        2.    Section 6(c) of the Employment Agreement is hereby amended by deleting said Section in its entirety and substituting therefor the following:

    "c. Termination by the Company Without Cause. If the Executive is terminated by the Company without Cause prior to a Change in Control (as defined in Section 6(d) hereof), then the Executive shall be entitled to receive a severance payment pursuant to Section 6(e) hereof. If the Executive is terminated by the Company without Cause on or after a Change in Control, then the Executive shall be entitled to receive a severance payment pursuant to Section 6(f) hereof. Notwithstanding the foregoing, if the Executive is terminated by the Company without Cause prior to a Change in Control, but a Change in Control occurs within one (1) year thereafter, the Executive shall be deemed terminated by the Company without Cause after a Change in Control and the severance benefits inuring to the Executive shall be recalculated and paid to the Executive as determined pursuant to Section 6(f) hereunder, offset by the amount of the severance benefits previously provided."

        3.    Section 6(e) of the Employment Agreement is hereby amended by deleting said Section in its entirety and substituting therefor the following:

    "e. Termination Benefits Prior to a Change in Control. Unless otherwise specifically provided in this Agreement or otherwise required by law, all compensation and benefits payable to the Executive under this Agreement shall terminate on the date of termination of the Executive's employment under this Agreement. Notwithstanding the foregoing, in the event of termination of the Executive's employment with the Company pursuant to Section 6(c) above prior to a Change in Control, the Company shall provide to the Executive the following termination benefits:

      (i) a lump sum amount equal to the Executive's annual Salary at the rate then in effect pursuant to Section 4(a);

      (ii) continuation of group health plan benefits to the extent authorized by and consistent with 29 U.S.C. §1161 et seq. (commonly known as "COBRA"), with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and the Executive as in effect on the date of termination; and

      (iii) a mutually agreed upon press release announcing the termination of the Executive's employment and mutually agreed upon written reference from the Company for the Executive.

            The health benefits set forth in (ii) above shall continue for twelve (12) months after the date of termination so long as the Executive otherwise remains eligible for continuation under COBRA. Nothing in this Section 6(e) shall be construed to affect the Executive's right to receive COBRA continuation entirely at the Executive's own cost to the extent that the Executive may continue to be entitled to COBRA continuation after the Executive's right to cost sharing under Section 6(e)(ii) ceases."

        4.    Section 6 of the Employment Agreement is hereby further amended by adding the following new subsection (f) immediately after subsection (e) thereof:

    "f. Termination Benefits On or After Change in Control. In the event of termination of the Executive's employment with the Company pursuant to Section 6(c) or 6(d) above on or after a Change in Control, the Company shall pay to the Executive an aggregate amount equal to (a) three (3) times the "base amount" (as defined in Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended (the "Code")) applicable to the Executive, less (b) One Dollar ($1.00), payable in one lump sum in cash on the date of such termination.

            It is the intention of the Executive and of the Company that no payments by the Company to or for the benefit of the Executive under this Agreement and/or any other agreement or plan pursuant to which the Executive is entitled to receive payments or benefits shall be non-deductible to the Company by reason of the operation of Section 280G of the Code relating to parachute payments. Accordingly, and notwithstanding any other provision of this Agreement or any such agreement or plan, if by reason of the operation of said Section 280G, any such payments exceed the amount which can be deducted by the Company in the aggregate, such payments shall be reduced to the maximum amount which can be deducted by the Company. To the extent that payments exceeding such maximum deductible amount have been made to or for the benefit of the Executive, such excess payments shall be refunded to the Company with interest thereon at the applicable Federal Rate determined under Section 1274(d) of the Code, compounded annually, or at such other rate as may be required in order that no such payments shall be non-deductible to the Company by reason of the operation of said Section 280G. To the extent that there is more than one method of reducing the payments to bring them within the limitations of said Section 280G, the Executive shall determine which method shall be followed, provided that if the Executive fails to make such determination within 45 days after the Company has sent her written notice of the need for such reduction, the Company may determine the method of such reduction in its sole discretion.

            If any dispute between the Company and the Executive as to any of the amounts to be determined under this subsection (f), or the method of calculating such amounts, cannot be resolved by the Company and the Executive, either the Company or the Executive after giving three days' written notice to the other, may refer the dispute to a partner in the Boston office of a firm of independent certified public accountants selected jointly by the Company and the Executive. The determination of such partner as to the amount to be determined under this subsection (f) and the method of calculating such amounts shall be final and binding on both the Company and the Executive. The Company shall bear the costs of any such determination."

        5.    Section 6(f) of the Employment Agreement is hereby amended to be renumbered Section 6(g).

        6.    Section 6(g) of the Employment Agreement is hereby amended to be renumbered Section 6(h).

        7.    Except as so amended, the Employment Agreement in all other respects is hereby confirmed.

        IN WITNESS WHEREOF, this Amendment has been executed as a sealed instrument by the Company, by its duly authorized officer, and by the Executive, as of the date first written herein above.

AVANT IMMUNOTHERAPEUTICS, INC.
By:	/s/ THOMAS R. OSTERMUELLER
Its:	Director—Compensation Committee Chairman
/s/ UNA S. RYAN Executive